Exhibit 99.1

Contact: Martin E. Plourd, President and CEO
(805) 692-4382

Maureen Clark Joins Community West Bank as
Chief Operating and Chief Information Officer

Goleta, CA, September 26, 2016 – Community West Bancshares, (NASDAQ: CWBC), parent company of Community West Bank, today announced that Maureen C. Clark has joined the bank as Executive Vice President, Chief Operating Officer and Chief Information Officer.  She will lead the Central Operations, Information Technology and Facilities departments of the bank.

“We are very pleased to welcome Maureen to our executive team,” said Martin E. Plourd, President and Chief Executive Officer. “She is a professional operations and IT banker with successful career experience in managing system integration projects, contracts and vendor services, including leadership of business continuity planning and disaster recovery projects.  I am confident that Maureen’s strengths in operations and information systems will be great assets for our bank as we continue to expand our presence along California’s Central Coast.”

Before joining Community West Bank, Ms. Clark most recently worked for RLR Management as a consultant for bank mergers, acquisitions and systems integrations.  Prior to that, she served as Executive Vice President and Chief Technology Officer for a three-bank consolidation in Colorado and New Mexico, focusing on systems integration and core banking conversions.

About Community West Bank
Founded in 1989, Community West Bank has grown to over $640 million in assets, with full-service banking branches in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village, and a loan production office in San Luis Obispo.  New full-service branch offices will open in San Luis Obispo and Oxnard later this year.  Community West Bank is a wholly owned subsidiary of Community West Bancshares (NASDAQ: CWBC), a financial services company with headquarters in Goleta, California.  For more information, visit www.CommunityWestBank.com.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management’s current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

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